UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2011

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2011, Odyssey’s Board of Directors fixed the size of the Board at seven and appointed Max H. Cohen to fill the vacancy created thereby. Mr. Cohen founded and has been Managing Director of AceMax Capital Enterprises LLC since 1997. AceMax has created, built, operated and sold companies in various industries including online technologies, financial services, product development, apparel and merchandise, and international distribution. Mr. Cohen also has experience in real estate development. Mr. Cohen will serve on the Audit, Governance and Compensation Committees of the Board.

In connection with Mr. Cohen’s appointment, the Board appointed Mr. Jon D. Sawyer as Chairman of the Compensation Committee, reappointed Mr. Sawyer as Chairman of the Governance and Nominating Committee, and reappointed Mr. Bradford B. Baker as Chairman of the Audit Committee. Dr. David J. Bederman, the Chairman of the Board, no longer serves on either the Compensation Committee or the Governance and Nominating Committee as a result of Mr. Cohen’s appointments. Dr. Bederman does not serve on the Audit Committee.

On March 7, 2011, the Board of Directors, upon the recommendation of the Compensation Committee, approved the 2011 Executive Compensation Plan for officers and key employees. The Executive Compensation Plan for 2011 is the same as the 2010 plan in all material respects. The components of the plan consist of base salary, annual incentive awards/bonuses, and long-term incentives. Base salary compensation ranges for 2011 were evaluated from peer group results utilizing the Equilar executive compensation data base. There were no material changes to the compensation ranges based upon the peer company evaluation.

The executive compensation program also includes a component for annual incentive awards/bonuses. Annual incentive awards/bonuses are intended to provide a component of total compensation that represents an award for meeting key corporate performance objectives or for achievement of individual strategic objectives. Annual incentive awards are expressed as target amounts that can be earned as a percentage of base salary. For all named executive officers, except for Mr. Nudi, the annual incentive targets are weighted 75% toward the ability to meet key performance indicators of the Company and 25% toward attainment of individual strategic objectives. Mr. Nudi’s annual incentive targets are weighted 50% toward the ability to meet key performance indicators and 50% toward the attainment of individual strategic objectives. Company key performance indicators are based upon four separate categories that include revenue, recovered cargo, earnings per share and overall cash flow. The Compensation Committee’s intent is to follow the incentive award guidelines, however, the Committee has the discretion to increase or decrease the amounts based upon extenuating or unforeseen circumstances, or to deny the awards/bonuses whether or not performance targets or objectives are achieved. On March 7, 2011, the Board of Directors, as recommended by the Compensation Committee, approved annual incentive award/bonuses for 2010 in accordance with the plan. The awards were paid 50% in cash and 50% in stock of the Company for all officers. The following table shows the amounts paid:

	Cash Award	Stock Award
Gregory P. Stemm, CEO	$66,083	22,554
Mark D. Gordon, President/COO	$31,150	10,631
Michael J. Holmes, CFO	$30,483	10,404
David A. Morris, Corporate Secretary	$22,473	7,670
Jay A. Nudi, Principal Accounting Officer/Treasurer	$17,010	5,805

Long-term incentive targets are intended to provide an equity component of total compensation in the form of stock options that vest based upon time, performance, or both. The target long-term incentives are based upon a percentage range of base salary in accordance with the executive compensation plan. Also on March 7, 2011, the Board of Directors, upon the recommendation of the Compensation Committee, approved grants of stock options with a five-year term and three-year service vesting, and an exercise price of $2.74 per share, and restricted stock awards with two-year service vesting, to the following named executives:

	Stock Options	Restricted Stock
Gregory P. Stemm, CEO	191,776	85,021
Mark D. Gordon, President/COO	76,645	33,979
Michael J. Holmes, CFO	75,000	33,250
David A. Morris, Corporate Secretary	55,592	24,646
Jay A. Nudi, Principal Accounting Officer/Treasurer	31,720	14,063

Also on March 7, 2011, the Board of Directors approved the 2011 Non-Employee Director Compensation Plan and approved grants of restricted stock with immediate vesting to each non-employee director for services performed in fiscal year 2010 as follows:

Stock Award
Bradford B. Baker	9,471
David J. Bederman	12,884
David J. Saul	7,509
Jon D. Sawyer	8,191

For 2011, each non-employee director will receive (i) an annual retainer of $40,000, which each director may elect to receive in stock, cash, or a combination of stock and cash, except for Dr. Bederman who, as Chairman of the Board, will receive $52,000, (ii) a fee of $1,000 per meeting for each meeting of the Board or any committee of the Board or other scheduled meeting of the directors of the Company and (iii) an annual fee of $10,000 for serving as chair of the Audit Committee or an annual fee of $5,000 for serving as chair of the Compensation Committee or the Governance and Nominating Committee. In addition, each non-employee director will be eligible to receive an equity award in the form of restricted stock or stock options at the discretion of the Board of Directors based upon amounts as outlined in the plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: March 11, 2011	By:	/s/ Michael J. Holmes
Michael J. Holmes,
Chief Financial Officer